Exhibit 99.1

Investor Contact:  Katie Reinsmidt, Vice President - Corporate Communications and Investor Relations, 423.490.8301, katie_reinsmidt@cblproperties.com

CBL & ASSOCIATES PROPERTIES REPORTS
FOURTH QUARTER AND YEAR END 2009 RESULTS

•	Reported FFO per diluted share of $0.62 for the fourth quarter and $2.52 for the year ended December 31, 2009, excluding a non-cash impairment of real estate assets.
•	Total portfolio same-center NOI, excluding lease termination fees, for the fourth quarter and year ended December 31, 2009, declined 1.5% and 1.3%, respectively, from the prior year periods.
•	Stabilized mall occupancy increased 130 bps to 91.6% as of December 31, 2009, from the sequential quarter.

CHATTANOOGA, Tenn. (February 3, 2010) – CBL & Associates Properties, Inc. (NYSE:CBL) announced results for the fourth quarter and year ended December 31, 2009.  A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP measure is located at the end of this news release.  In accordance with recently issued accounting guidance related to the treatment of the stock component of our dividend paid on April 15, 2009, all previously reported share and per share amounts that were retroactively adjusted to reflect the common stock and common units, as applicable, issued as part of that dividend have been revised.  The new guidance requires that the stock component be treated as a stock issuance.  Thus, the Company has reflected the stock distribution in its share and per share amounts beginning April 15, 2009.

Funds from Operations (“FFO”) allocable to common shareholders for the fourth quarter ended December 31, 2009, was $2,358,000 or $0.02 per diluted share.  FFO for the current quarter was reduced by a non-cash impairment of real estate of $0.60 per diluted share.  Excluding the impact of this impairment of real estate, FFO allocable to common shareholders was $0.62 per diluted share.  Additionally, FFO for the fourth quarter 2009, excluding the impairment of real estate, reflects dilution of $0.34 per fully diluted share as a result of the 66.63 million shares issued in the June 2009 equity offering. FFO allocable to common shareholders for the fourth quarter ended December 31, 2008, was $52,867,000 or $0.80 per diluted share.

During the course of the Company's normal quarterly review, the Company determined that it was appropriate to write down the depreciated book value of three shopping centers to their estimated fair values. The Net Operating Income ("NOI") of the three centers represents less than 0.6% of total 2009 portfolio NOI. These write downs resulted in a non-cash impairment of real estate in the fourth quarter 2009 of $114,862,000.  Property-specific information is provided in the section titled "Property Review."

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CBL Reports Fourth Quarter Results

February 3, 2010

“We are pleased that the overwhelming majority of properties in our portfolio are performing well and reinforcing the strength of our market dominant mall strategy, notwithstanding the impairment of these three properties,” said John N. Foy, Vice Chairman and Chief Financial Officer.

FFO allocable to common shareholders for the year ended December 31, 2009, was $190,066,000, or $1.79 per diluted share.  FFO for the year ended December 31, 2009, was reduced by the non-cash impairment of real estate of $0.73 per diluted share.  Excluding the impact of this impairment, FFO allocable to common shareholders was $2.52 per diluted share. FFO for the year ended December 31, 2009, excluding the impairment of real estate, was also reduced by $0.75 per fully diluted share as a result of the 66.63 million shares issued in the June 2009 equity offering. FFO allocable to common shareholders for the year ended December 31, 2008, was $213,347,000, or $3.21 per diluted share.

FFO of the operating partnership for the fourth quarter ended December 31, 2009, was $3,247,000, or $118,109,000 excluding the non-cash impairment of real estate, compared with $93,207,000 for the fourth quarter ended December 31, 2008. FFO of the operating partnership for the year ended December 31, 2009, was $282,206,000, or $397,068,000 excluding the non-cash impairment of real estate, compared with $376,273,000 for the year ended December 31, 2008.

Net loss attributable to common shareholders for the fourth quarter ended December 31, 2009, was $57,790,000, or $0.42 per diluted share, compared with net loss of $10,055,000, or $0.15 per diluted share for the prior-year period.  Net loss attributable to common shareholders for the year ended December 31, 2009, was $36,807,000, or $0.35 per diluted share, compared with net income of $9,768,000, or $0.15 per diluted share, for the year ended December 31, 2008.  Net loss attributable to common shareholders for the fourth quarter and year ended December 31, 2009, was impacted by the non-cash impairment of real estate and per share information was diluted by the 66.63 million shares issued in the June 2009 equity offering.

CBL’s President and Chief Executive Officer, Stephen D. Lebovitz, commented, “Our performance in the fourth quarter and for the full year 2009 demonstrated the continuing stability of our portfolio.  While the impairment announcement impacted our stated financial results, 2009 was clearly a year of significant achievement in operating performance for CBL. We were pleased to report full-year same-center NOI at the high end of our guidance range as well as improvements in occupancy and sales throughout the year.  We continue to make progress in releasing the inventory of junior anchor spaces with more than 45% of these spaces now leased.  We also finished the year with more than $1.6 billion of financing activity, over five million square feet of leases signed, and three new developments completed with leased or committed rates greater than 90%.

“We have a realistic view of 2010 and are looking for opportunities for CBL to benefit from the economic recovery.  We are proactively addressing upcoming debt maturities and the ongoing deleveraging of the company. Near-term liquidity issues have been resolved to the point where we are exploring new capital sources at more attractive terms than a year ago. While managing expenses very closely, we are also transitioning more of our efforts to driving NOI growth with continued emphasis on leasing and other sources of income. As a much stronger and leaner company than a year ago, we are confident our strategic focus has positioned us for long-term success.”

HIGHLIGHTS

▪
Total portfolio same-center NOI, excluding lease termination fees, for the fourth quarter and year ended December 31, 2009, declined 1.5% and 1.3%, respectively, compared with a decline of 4.0% and 1.8%, respectively, in the prior-year periods.

▪
Same-store sales for mall tenants of 10,000 square feet or less for stabilized malls as of December 31, 2009, declined 5.4% to $313 per square foot compared with $331 per square foot as of December 31, 2008.

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CBL Reports Fourth Quarter Results

February 3, 2010

▪
Consolidated and unconsolidated variable rate debt of $1,755,656,000 represents 21.1% of the total market capitalization for the Company and 28.4% of the Company's share of total consolidated and unconsolidated debt.

PORTFOLIO OCCUPANCY

	September 30,	December 31,
	2009	2009	2008
Portfolio occupancy	89.2%	90.4%	92.3%
Mall portfolio	89.9%	91.3%	92.6%
Stabilized malls	90.3%	91.6%	92.9%
Non-stabilized malls	74.0%	76.3%	86.5%
Associated centers	90.0%	92.5%	92.2%
Community centers	80.4%	80.9%	92.1%

PROPERTY REVIEW
During the course of the Company's normal quarterly review, the Company determined that it was appropriate to write down the depreciated book value of three shopping centers to their estimated fair values including Hickory Hollow Mall in Nashville (Antioch), TN, Pemberton Square in Vicksburg, MS, and Towne Mall in Franklin, OH.

Hickory Hollow Mall has experienced declining income as a result of changes in the property-specific market conditions as well as increasing retail competition.  These declines were further exacerbated by the recent economic conditions.  CBL has formulated a repositioning plan to enhance and maximize property NOI.  The plan contemplates incorporating non-retail uses at Hickory Hollow Mall and CBL is in the process of executing this plan.  However, as a result of the current estimate of projected future cash flows, CBL determined that a write down of the depreciated book value from $107.4 million to an estimated fair value of $12.6 million was appropriate.  Currently Hickory Hollow Mall generates insufficient NOI to cover debt service on its $33.4 million recourse loan.  CBL plans to continue to service the loan, which is self-liquidating, over the remaining eight year term.

Pemberton Square and Towne Mall have also experienced declining property-specific market conditions.  CBL is exploring redevelopment plans that would seek to maximize both properties’ cash flow.  However, due to the uncertainty as to the timing of these projects, CBL determined that it was appropriate to write down Pemberton Square's depreciated book value of $7.1 million to an estimated fair value of $1.4 million and Towne Mall's depreciated book value of $15.8 million to an estimated fair value of $1.4 million.  Pemberton Square and Towne Mall are currently unencumbered.

DISPOSITIONS
During the fourth quarter, the Company completed the sale of its 60% interest in Plaza Macaé in Macaé, Brazil to a third party for $24.2 million.

FINANCING ACTIVITY
In 2009, CBL refinanced or extended more than $1.6 billion in mortgage loans and credit facilities.  These included the extension of its three major credit facilities, while maintaining full lending capacity aggregating $1.2 billion, as well as successfully addressing nine property-specific mortgages or construction loans totaling more than $360.0 million.

During the fourth quarter, CBL repaid the $52.3 million loan secured by Eastgate Mall in Cincinnati, OH.  Eastgate Mall was then pledged to the Company's $560 million credit facility.  During the fourth quarter CBL also repaid two secured facilities including a $17.2 million facility and a $20.0 million facility.  The properties used to collateralize those facilities were pledged to the Company's $560 million credit facility.

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CBL Reports Fourth Quarter Results

February 3, 2010

Subsequent to the fourth quarter 2009, CBL closed a $72.0 million non-recourse loan secured by St. Clair Square in Fairview Heights, IL.  The new five-year loan bears a floating interest rate of LIBOR plus 400 basis points.  This loan replaced the existing $58.0 million loan, which was scheduled to mature in April 2010.  Concurrent with the closing, CBL entered into a two-year LIBOR cap agreement with an associated strike rate of 3.0%

DEVELOPMENT
On March 10, 2010, CBL will celebrate the official Grand Opening for the 415,000-square-foot phase one of The Pavilion at Port Orange, an open air development in Port Orange, FL.  The area’s newest and most unique shopping destination will open more than 92% leased or committed with anchors including Hollywood Theaters, Belk, Homegoods, Marshall’s, Michaels, PETCO and ULTA.

OTHER EVENTS
During the fourth quarter, CBL announced that its Board of Directors promoted Stephen D. Lebovitz to serve as Chief Executive Officer of the Company effective January 1, 2010, in addition to his position as President.  Former Chairman and Chief Executive Officer, Charles B. Lebovitz, continues to serve as executive Chairman of the Board, maintaining an integral role in the Company’s ongoing operations and leadership.

CBL also announced the expansion of its executive management team with the promotions of Augustus N. Stephas to Executive Vice President and Chief Operating Officer, Farzana K. Mitchell to the role of Executive Vice President – Finance and Michael I. Lebovitz to the role of Executive Vice President – Development and Administration.

OUTLOOK AND GUIDANCE
Based on today's outlook the Company is providing 2010 FFO guidance of $1.82 - $1.90 per share.  The full year guidance assumes $3.0 million to $6.0 million of outparcel sales and same-center NOI growth in the range of (1.5%) to (3.5%), excluding the impact of lease termination fees from both applicable periods.  The guidance excludes the impact of any future unannounced acquisitions or dispositions.  The Company expects to update its annual guidance after each quarter's results.

	Low	High
Expected diluted earnings per common share	$0.18	$0.26
Adjust to fully converted shares from common shares	(0.05)	(0.07)
Expected earnings per diluted, fully converted common share	0.13	0.19
Add: depreciation and amortization	1.64	1.64
Add: noncontrolling interest in earnings of Operating Partnership	0.05	0.07
Expected FFO per diluted, fully converted common share	$1.82	$1.90

INVESTOR CONFERENCE CALL AND SIMULCAST
CBL & Associates Properties, Inc. will conduct a conference call at 11:00 a.m. ET on Thursday, February 4, 2010, to discuss its fourth quarter results.  The number to call for this interactive teleconference is (212) 231-2921.  A seven-day replay of the conference call will be available by dialing (402) 977-9140 and entering the passcode 21449058.  A transcript of the Company's prepared remarks will be furnished on a Form 8-K following the conference call.

To receive the CBL & Associates Properties, Inc., fourth quarter earnings release and supplemental information please visit our website at cblproperties.com or contact Investor Relations at 423-490-8312.

The Company will also provide an online Web simulcast and rebroadcast of its 2009 fourth quarter earnings release conference call.  The live broadcast of CBL's quarterly conference call will be available online at the Company's Web site at cblproperties.com on Thursday, February 4, 2010, beginning at 11:00 a.m. ET.  The online replay will follow shortly after the call and continue through February 11, 2010.

CBL is one of the largest and most active owners and developers of malls and shopping centers in the United States. CBL owns, holds interests in or manages 163 properties, including 88 regional malls/open-air centers. The properties are located in 27 states and total 87.8 million square feet including 3.0 million square feet of non-owned shopping centers managed for third parties. CBL currently has one project under construction totaling 500,000 square feet, The Pavilion at Port Orange in Port Orange, FL. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, Dallas (Irving), TX, and St. Louis, MO.  Additional information can be found at cblproperties.com.

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CBL Reports Fourth Quarter Results

February 3, 2010

NON-GAAP FINANCIAL MEASURES

Funds From Operations
FFO is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of operating properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. The Company defines FFO allocable to its common shareholders as defined above by NAREIT less dividends on preferred stock. The Company’s method of calculating FFO allocable to its common shareholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company presents both FFO of its operating partnership and FFO allocable to its common shareholders, as it believes that both are useful performance measures.  The Company believes FFO of its operating partnership is a useful performance measure since it conducts substantially all of its business through its operating partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the operating partnership.  The Company believes FFO allocable to its common shareholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to its common shareholders.

In the reconciliation of net income (loss) attributable to the Company's common shareholders to FFO allocable to its common shareholders, located at the end of this earnings release, the Company makes an adjustment to add back noncontrolling interest in earnings of its operating partnership in order to arrive at FFO of its operating partnership.  The Company then applies a percentage to FFO of its operating partnership to arrive at FFO allocable to its common shareholders. The percentage is computed by taking the weighted average number of common shares outstanding for the period and dividing it by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.

During the fourth quarter and year ended December 31, 2009, the Company recorded a loss on impairment of real estate assets related to three operating properties. Considering the significance and nature of the impairment, the Company believes that it is important to emphasize the impact on the Company's FFO measures for a reader to have a complete understanding of the Company's results of operations. Therefore, the Company has also presented what FFO would have been excluding the impairment charge.

FFO does not represent cash flows from operations as defined by accounting principles generally accepted in the United States, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

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CBL Reports Fourth Quarter Results

February 3, 2010

Same-Center Net Operating Income
NOI is a supplemental measure of the operating performance of the Company's shopping centers.  The Company defines NOI as operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

Similar to FFO, the Company computes NOI based on its pro rata share of both consolidated and unconsolidated properties.  The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's NOI may not be comparable to that of other companies.  A reconciliation of same-center NOI to net income (loss) is located at the end of this earnings release.

Since NOI includes only those revenues and expenses related to the operations of its shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates and operating costs and the impact of those trends on the Company's results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay the Company one-time, lump-sum termination fees. These one-time lease termination fees may distort same-center NOI trends and may result in same-center NOI that is not indicative of the ongoing operations of the Company's shopping center properties. Therefore, the Company believes that presenting same-center NOI, excluding lease termination fees, is useful to investors.

Pro Rata Share of Debt
The Company presents debt based on its pro rata ownership share (including the Company's pro rata share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties) because it believes this provides investors a clearer understanding of the Company's total debt obligations which affect the Company's liquidity.  A reconciliation of the Company's pro rata share of debt to the amount of debt on the Company's consolidated balance sheet is located at the end of this earnings release.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws.  Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated.  Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements.  The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

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CBL Reports Fourth Quarter Results

February 3, 2010

CBL & Associates Properties, Inc.
Consolidated Statements of Operations
 (Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
REVENUES:
Minimum rents	$182,718	$188,300	$693,911	$716,570
Percentage rents	7,163	8,509	16,422	18,375
Other rents	8,959	9,372	20,763	22,887
Tenant reimbursements	80,946	85,183	322,702	336,173
Management, development and leasing fees	1,980	2,459	7,372	19,393
Other	7,371	5,575	28,319	24,820
Total revenues	289,137	299,398	1,089,489	1,138,218

EXPENSES:
Property operating	39,068	49,274	162,819	190,148
Depreciation and amortization	84,317	102,369	309,682	332,475
Real estate taxes	22,466	23,658	96,881	95,393
Maintenance and repairs	14,812	17,258	57,441	65,617
General and administrative	9,830	11,973	41,010	45,241
Loss on impairment of real estate	114,862	-	114,862	-
Other	7,009	14,643	25,794	33,333
Total expenses	292,364	219,175	808,489	762,207
Income (loss) from operations	(3,227)	80,223	281,000	376,011
Interest and other income	1,022	2,942	5,211	10,076
Interest expense	(78,204)	(79,473)	(294,051)	(313,209)
Loss on extinguishment of debt	(601)	-	(601)	-
Loss on impairment of investments	(411)	(11,403)	(9,260)	(17,181)
Gain on sales of real estate assets	2,352	279	3,820	12,401
Equity in earnings of unconsolidated affiliates	3,622	1,523	5,489	2,831
Income tax benefit (provision)	619	(738)	1,222	(13,495)
Income (loss) from continuing operations	(74,828)	(6,647)	(7,170)	57,434
Operating income (loss) of discontinued operations	(10)	347	122	1,809
Gain (loss) on discontinued operations	45	10	(17)	3,798
Net income (loss)	(74,793)	(6,290)	(7,065)	63,041
Net (income) loss attributable to noncontrolling interests:
Operating partnership	29,018	7,700	17,845	(7,495)
Other consolidated subsidiaries	(6,561)	(6,010)	(25,769)	(23,959)
Net income (loss) attributable to the Company	(52,336)	(4,600)	(14,989)	31,587
Preferred dividends	(5,454)	(5,455)	(21,818)	(21,819)
Net income (loss) attributable to common shareholders	$(57,790)	$(10,055)	$(36,807)	$9,768
Basic per share data attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$(0.42)	$(0.15)	$(0.35)	$0.10
Discontinued operations	-	-	-	0.05
Net income (loss) attributable to common shareholders	$(0.42)	$(0.15)	$(0.35)	$0.15
Weighted average common shares outstanding	137,878	66,360	106,366	66,313

Diluted per share data attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$(0.42)	$(0.15)	$(0.35)	$0.10
Discontinued operations	-	-	-	0.05
Net income (loss) attributable to common shareholders	$(0.42)	$(0.15)	$(0.35)	$0.15
Weighted average common and potential dilutive common shares outstanding	137,878	66,360	106,366	66,418

Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of preferred dividends	$(57,815)	$(10,257)	$(36,878)	$6,589
Discontinued operations	25	202	71	3,179
Net income (loss) attributable to common shareholders	$(57,790)	$(10,055)	$(36,807)	$9,768

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CBL Reports Fourth Quarter Results

February 3, 2010

The Company's calculation of FFO allocable to Company shareholders is as follows:
(in thousands, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income (loss) attributable to common shareholders	$(57,790)	$(10,055)	$(36,807)	$9,768
Noncontrolling interest in earnings (loss) of operating partnership	(29,018)	(7,700)	(17,845)	7,495
Depreciation and amortization expense of:
Consolidated properties	84,317	102,369	309,682	332,475
Unconsolidated affiliates	6,334	8,875	28,826	29,987
Discontinued operations	-	-	-	892
Non-real estate assets	(231)	(257)	(962)	(1,027)
Noncontrolling interests' share of depreciation and amortization	(320)	(15)	(705)	(958)
(Gain) loss on discontinued operations	(45)	(10)	17	(3,798)
Income tax provision on disposal of discontinued operations	-	-	-	1,439
Funds from operations of the operating partnership	3,247	93,207	282,206	376,273
Loss on impairment of real estate	114,862	-	114,862	-
Funds from operations of the operating partnership, excluding loss on impairment of real estate	$118,109	$93,207	$397,068	$376,273

Funds from operations per diluted share	$0.02	$0.80	$1.79	$3.21
Loss on impairment of real estate per diluted share	0.60	-	0.73	-
Funds from operations, excluding loss on impairment of real estate, per diluted share	$0.62	$0.80	$2.52	$3.21
Weighted average common and potential dilutive common shares outstanding with operating partnership units fully converted	189,866	117,022	157,970	117,051

Reconciliation of FFO of the operating partnership to FFO allocable to Company shareholders:

Funds from operations of the operating partnership	$3,247	$93,207	$282,206	$376,273
Percentage allocable to Company shareholders (1)	72.63%	56.72%	67.35%	56.70%
Funds from operations allocable to Company shareholders	$2,358	$52,867	$190,066	$213,347

Funds from operations of the operating partnership, excluding loss on impairment of real estate	$118,109	$93,207	$397,068	$376,273
Percentage allocable to Company shareholders (1)	72.63%	56.72%	67.35%	56.70%
Funds from operations allocable to Company shareholders, excluding loss on impairment of real estate	$85,783	$52,867	$267,425	$213,347

(1) Represents the weighted average number of common shares outstanding for the period divided by the sum of the weighted average number of common shares and the weighted average number of operating partnership units outstanding during the period.  See the reconciliation of shares and operating partnership units on page 11.

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CBL Reports Fourth Quarter Results

February 3, 2010

SUPPLEMENTAL FFO INFORMATION:
	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2009	2008	2009	2008

Lease termination fees	$2,871	$679	$7,284	$9,935
Lease termination fees per share	$0.02	$0.01	$0.05	$0.08

Straight-line rental income	$1,602	$2,087	$7,762	$6,137
Straight-line rental income per share	$0.01	$0.02	$0.05	$0.05

Gains on outparcel sales	$3,791	$1,111	$6,136	$15,963
Gains on outparcel sales per share	$0.02	$0.01	$0.04	$0.14

Amortization of acquired above- and below-market leases	$1,109	$3,950	$5,561	$10,735
Amortization of acquired above- and below-market leases per share	$0.01	$0.03	$0.04	$0.09

Amortization of debt premiums	$1,623	$1,991	$6,980	$7,909
Amortization of debt premiums per share	$0.01	$0.02	$0.04	$0.07

Income tax benefit (provision)	$619	$(738)	$1,222	$(12,056)
Income tax benefit (provision) per share	$-	$(0.01)	$0.01	$(0.10)

Loss on impairment of real estate	$(114,862)	$-	$(114,862)	$-
Loss on impairment of real estate per share	$(0.60)	$-	$(0.73)	$-

Loss on impairment of investments	$(411)	$(11,403)	$(9,260)	$(17,181)
Loss on impairment of investments per share	$-	$(0.10)	$(0.06)	$(0.15)

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CBL Reports Fourth Quarter Results

February 3, 2010

Same-Center Net Operating Income
(Dollars in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income (loss) attributable to the Company	$(52,336)	$(4,600)	$(14,989)	$31,587

Adjustments:
Depreciation and amortization	84,317	102,369	309,682	332,475
Depreciation and amortization from unconsolidated affiliates	6,334	8,875	28,826	29,987
Depreciation and amortization from discontinued operations	-	-	-	892
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(320)	(15)	(705)	(958)
Interest expense	78,204	79,473	294,051	313,209
Interest expense from unconsolidated affiliates	6,332	7,653	29,092	28,525
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(238)	(135)	(933)	(1,492)
Loss on extinguishment of debt	601	-	601	-
Abandoned projects expense	155	9,407	1,501	12,351
Gain on sales of real estate assets	(2,352)	(279)	(3,820)	(12,401)
Gain on sales of real estate assets of unconsolidated affiliates	(1,433)	(832)	(2,310)	(3,548)
Loss on impairment of investments	411	11,403	9,260	17,181
Loss on impairment of real estate	114,862	-	114,862	-
Income tax (benefit) provision	(619)	738	(1,222)	13,495
Noncontrolling interest in earnings (loss) of operating partnership	(29,018)	(7,700)	(17,845)	7,495
(Gain) loss on discontinued operations	(45)	(10)	17	(3,798)
Operating partnership's share of total NOI	204,855	206,347	746,068	765,000
General and administrative expenses	9,830	11,973	41,010	45,241
Management fees and non-property level revenues	(6,488)	(7,651)	(22,711)	(36,255)
Operating partnership's share of property NOI	208,197	210,669	764,367	773,986
NOI of non-comparable centers	(3,470)	(4,925)	(14,779)	(11,946)
Total same-center NOI	$204,727	$205,744	$749,588	$762,040
Total same-center NOI percentage change	-0.5%		-1.6%

Total same-center NOI	$204,727	$205,744	$749,588	$762,040
Less lease termination fees	(2,846)	(717)	(7,243)	(9,927)
Total same-center NOI, excluding lease termination fees	$201,881	$205,027	$742,345	$752,113

Malls	$184,549	$188,527	$674,157	$681,796
Associated centers	7,932	7,960	31,430	33,979
Community centers	3,487	3,492	13,972	14,641
Office and other	5,913	5,048	22,786	21,697
Total same-center NOI, excluding lease termination fees	$201,881	$205,027	$742,345	$752,113

Percentage Change:
Malls	-2.1%		-1.1%
Associated centers	-0.4%		-7.5%
Community centers	-0.1%		-4.6%
Office and other	17.1%		5.0%
Total same-center NOI, excluding lease termination fees	-1.5%		-1.3%

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CBL Reports Fourth Quarter Results

February 3, 2010

Company's Share of Consolidated and Unconsolidated Debt
(Dollars in thousands)
	December 31, 2009
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,049,718	$1,566,421	$5,616,139
Noncontrolling interests' share of consolidated debt	(23,737)	(928)	(24,665)
Company's share of unconsolidated affiliates' debt	404,104	190,163	594,267
Company's share of consolidated and unconsolidated debt	$4,430,085	$1,755,656	$6,185,741
Weighted average interest rate	5.95%	3.07%	5.13%

	December 31, 2008
	Fixed Rate	Variable Rate	Total
Consolidated debt	$4,608,347	$1,487,329	$6,095,676
Noncontrolling interests' share of consolidated debt	(23,648)	(928)	(24,576)
Company's share of unconsolidated affiliates' debt	418,761	143,468	562,229
Company's share of consolidated and unconsolidated debt	$5,003,460	$1,629,869	$6,633,329
Weighted average interest rate	5.96%	2.02%	4.99%

Debt-To-Total-Market Capitalization Ratio as of December 31, 2009
(In thousands, except stock price)
	Shares Outstanding	Stock Price (1)	Value
Common stock and operating partnership units	189,837	$9.67	$1,835,724
7.75% Series C Cumulative Redeemable Preferred Stock	460	250.00	115,000
7.375% Series D Cumulative Redeemable Preferred Stock	700	250.00	175,000
Total market equity			2,125,724
Company's share of total debt			6,185,741
Total market capitalization			$8,311,465
Debt-to-total-market capitalization ratio			74.4%
(1)
Stock price for common stock and operating partnership units equals the closing price of the common stock on December 31, 2009.  The stock price for the preferred stock represents the liquidation preference of each respective series of preferred stock.

Reconciliation of Shares and Operating Partnership Units Outstanding
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
2009:	Basic	Diluted	Basic	Diluted
Weighted average shares - EPS	137,878	137,878	106,366	106,366
Weighted average diluted shares for FFO (2)	-	39	-	37
Weighted average operating partnership units	51,949	51,949	51,567	51,567
Weighted average shares- FFO	189,827	189,866	157,933	157,970

2008:
Weighted average shares - EPS	66,360	66,360	66,313	66,418
Weighted average diluted shares for FFO (2)	-	34	-	-
Weighted average operating partnership units	50,628	50,628	50,633	50,633
Weighted average shares- FFO	116,988	117,022	116,946	117,051

Dividend Payout Ratio
	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Weighted average dividend per share	$0.10371	$0.37255	$0.74032	$2.02396
FFO per diluted, fully converted share (3)	$0.02	$0.80	$1.79	$3.21
Dividend payout ratio	518.6%	46.6%	41.4%	63.1%

(2)
Because the Company incurred net losses during the three months ended December 31, 2009 and 2008 and during the year ended December 31, 2009, there are no potentially dilutive shares recognized in the number of diluted weighted average shares for EPS purposes for those periods due to their anti-dilutive nature.  However, because FFO was positive during these periods, the dilutive shares are recognized in the number of diluted weighted average shares for purposes of calculating FFO per share.

(3)	FFO per diluted, fully converted share for the three months and year ended December 31, 2009 includes the impact of a non-cash impairment of real estate of $0.60 and $0.73, respectively, per share.

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CBL Reports Fourth Quarter Results

February 3, 2010

Consolidated Balance Sheets
(Unaudited,  in thousands except share data)

	December 31,
	2009	2008
ASSETS
Real estate assets:
Land	$956,750	$902,504
Buildings and improvements	7,569,015	7,503,334
	8,525,765	8,405,838
Accumulated depreciation	(1,505,840)	(1,310,173)
	7,019,925	7,095,665
Developments in progress	85,110	225,815
Net investment in real estate assets	7,105,035	7,321,480
Cash and cash equivalents	48,062	51,227
Cash in escrow	-	2,700
Receivables:
Tenant, net of allowance	73,170	74,402
Other	8,162	12,145
Mortgage and other notes receivable	38,208	58,961
Investments in unconsolidated affiliates	186,523	207,618
Intangible lease assets and other assets	279,950	305,802
	$7,739,110	$8,034,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Mortgage and other indebtedness	$5,616,139	$6,095,676
Accounts payable and accrued liabilities	258,333	329,991
Total liabilities	5,874,472	6,425,667
Commitments and contingencies
Redeemable noncontrolling interests:
Redeemable noncontrolling partnership interests	22,689	18,393
Redeemable noncontrolling preferred joint venture interest	421,570	421,279
Total redeemable noncontrolling interests	444,259	439,672
Shareholders' equity:
Preferred Stock, $.01 par value, 15,000,000 shares authorized:
7.75% Series C Cumulative Redeemable Preferred Stock, 460,000 shares outstanding	5	5
7.375% Series D Cumulative Redeemable Preferred Stock, 700,000 shares outstanding	7	7
Common Stock, $.01 par value, 180,000,000 shares authorized, 137,888,408 and 66,394,844 issued and outstanding in 2009 and 2008, respectively	1,379	664
Additional paid-in capital	1,399,654	993,941
Accumulated other comprehensive income (loss)	491	(12,786)
Accumulated deficit	(283,640)	(193,307)
Total shareholders' equity	1,117,896	788,524
Noncontrolling interests	302,483	380,472
Total equity	1,420,379	1,168,996
	$7,739,110	$8,034,335

-END-